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                     TAX ALLOCATION AND INDEMNITY AGREEMENT


         Agreement, dated as of October 31, 1997 and retroactively applied to include the calendar year ended December 31, 1997, by and among Stellex Industries, Inc., (formerly Stellex Holdings Corp.), a Delaware corporation ("Parent"), TSMD Acquisition Corp., a Delaware corporation, Stellex Microwave Systems, Inc. (formerly W-J TSMD Inc.), a California corporation, (together "Stellex Microwave") KII Holding Corp., a Delaware corporation, and KII Acquisition Corp., Stellex Aerospace (formerly Kleinert Industries, Inc.), a California corporation, and its direct subsidiaries (together " Stellex Aerospace").

                                   WITNESSETH

         WHEREAS, the parties hereto are members of an affiliated group (the "Affiliated Group") as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, it is the intent of the parties hereto that an agreement be entered into (i) to allocate the consolidated Federal income tax liability of the Affiliated Group between the Parent, Stellex Microwave and Stellex Aerospace pursuant to a method specified in regulations of the Treasury Department that would impose on Parent, Stellex Microwave and Stellex Aerospace, for the period beginning January 1, 1997 through December 31, 1997 and for subsequent periods, liability for an amount that approximates the liability that Parent, Stellex Microwave and Stellex Aerospace each would incur if they filed Federal income tax returns as separate affiliated groups; and (ii) to provide that Parent, and Stellex Microwave and Stellex Aerospace each shall bear its appropriate portion of the liability of the Affiliated Group for consolidated Federal income tax in respect of prior periods.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. Filing of Consolidated Returns. A consolidated Federal income tax return shall be filed by Parent for the taxable year ending December 31, 1997, and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated Federal income tax return.

         2. Current and Future Taxable Periods. For the taxable year of the Affiliated Group ending December 31, 1997 and for each taxable period thereafter, the Affiliated Group shall be divided into three separate groups, Parent, Stellex Microwave and Stellex Aerospace. The consolidated Federal income tax liability of the Affiliated Group shall be allocated among the three groups in accordance with the method set forth in Treasury regulation sections 1.1552-1(a)(2) and 1.1502-33(d)(3) (using a fixed percentage of 100%) by considering each group as a separate affiliated group except that (i) modifications to the separate taxable income will be made in accordance with Treasury regulation section 1.1552-1(a)(2)(ii)(a) through (i) in the same manner as if all





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corporations were members of a single affiliated group, and (ii) carryforwards and carrybacks of losses and credits shall be taken into account, and to the extent of any reduction of tax liability of any separate group member to which the losses or credits did not arise, the amount of tax credit utilized will be remitted to the separate group member to which the losses or credits were generated. The corporate surtax exemption shall be allocated to Parent. Any liability of the Affiliated Group for alternative minimum tax, environmental tax or any other Federal income tax imposed on the Affiliated Group on a consolidated basis by any section of the Code other than Code section 11 shall be allocated in accordance with any reasonable method that is consistent with the principles of this Agreement and the provisions of any governing Treasury regulations or other administrative pronouncements of the Internal Revenue Service. In any event, no individual party to this tax allocation agreement shall pay more income tax in any period of one or more taxable years than it would have paid for the same period if it had filed a separate Federal income tax return. However, any taxes not paid by reason of this limitation shall be allocated to Stellex Microwave and Stellex Aerospace based on a proration using taxable income.

         3. Payments. Stellex Microwave and Stellex Aerospace shall pay to Parent installments of estimated tax computed pursuant to the principles set forth in section 2 above, on or before the due dates for payments of estimated tax by the Affiliated Group. Any payments of estimated tax by Stellex Microwave and Stellex Aerospace to Parent shall be taken into account in determining the payment due from Stellex Microwave and Stellex Aerospace pursuant to section 2, and any overpayment of estimated tax shall be refunded to Stellex Microwave and Stellex Aerospace. A refund or payment of tax, calculated on the basis of the amount of tax payable for the taxable year as calculated by Parent as of the due date (without regard to extensions) for the Federal income tax return of the Affiliated Group, shall be paid on or before that due date, and any adjustment to the amount of refund or payment of tax, calculated on the basis of the amount of tax payable for that taxable year as shown on the Federal income tax return of the Affiliated Group as of the due date (with regard to extensions), shall be paid on or before that due date. Stellex Microwave and Stellex Aerospace shall pay to Parent all allocated costs associated with the preparation of tax returns covered under this tax sharing agreement within ten days of receiving a bill.

         4. Adjustments to Tax Liability. If the consolidated Federal income tax liability of the Affiliated Group is adjusted for any taxable period, whether by means of an amended return or claim for refund or after an audit by the Internal Revenue Service, the Federal income tax liability of Stellex Microwave and Stellex Aerospace pursuant to section 2 or section 4 of this Agreement shall be recomputed, if necessary, to give effect to those adjustments as if they had been part of the original computation pursuant to section 2 or section 4. The obligation to make any payment of additional Federal income tax, interest and/or penalties or the right to receive any refund of Federal income tax shall be allocated between Parent, Stellex Microwave and Stellex Aerospace accordingly.

Any additional tax that Stellex Microwave and Stellex Aerospace is obligated to pay shall be paid to Parent, and any refund of tax to which Stellex Microwave and Stellex Aerospace is entitled to receive shall be paid by Parent, within ten days of, respectively, the date


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Stellex Microwave and Stellex Aerospace receives notice from Parent or the date
Parent receives the refund from the Treasury Department.

         5. Appointment of Parent as Agent. Parent shall prepare, or arrange for outside consultants to prepare, and file the consolidated Federal and State income tax returns of the Affiliated Group required to be filed with the Internal Revenue Service or State Departments of Revenue. In its sole discretion, Parent shall have the right in connection with any of those returns to determine (i) the manner in which the return(s) shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction, credit or any other item shall be reported, (ii) whether any extension shall be requested and (iii) the elections that will be made by the Affiliated Group or any members thereof. Each member of the Affiliated Group shall execute and file those consents, elections, appointments, powers of attorney and other documents that Parent determines may be necessary or appropriate for the proper filing of those returns. Each member of the Affiliated Group shall provide Parent or any other member of the Affiliated Group, in a timely manner, any data necessary for the proper and timely filing of returns, and otherwise shall cooperate as necessary to carry out the purposes of this Agreement.

         6. New Members. If during any taxable period Parent or any other member of the Affiliated Group acquires or organizes another corporation that is required to be included in the consolidated Federal income tax return of the Affiliated Group, that corporation shall join in and be bound by this Agreement.

         7.  Indemnification.

                  a. General Principles. It is the intent of this Agreement that Parent, Stellex Microwave and Stellex Aerospace each be liable for an amount in respect of Federal income tax of the Affiliated Group as that amount is determined pursuant to this Agreement and that Parent, Stellex Microwave and Stellex Aerospace each receive its respective share, as so allocated, of any reduction in Federal income tax liability of the Affiliated Group.

                  b. Indemnification. The Parent shall be responsible for, and shall protect, defend, indemnify and hold harmless Stellex Microwave and Stellex Aerospace from, any amount in respect of Federal income tax allocable to Parent pursuant to this Agreement. Stellex Microwave and Stellex Aerospace shall be responsible for, and shall protect, defend, indemnify and hold harmless the Parent from, any amount in respect of Federal income tax allocable to Stellex Microwave and Stellex Aerospace pursuant to this Agreement.


         8. Retention of Books and Records. No member of the Affiliated Group shall destroy or permit the destruction of any books, records or files pertaining to any other member of the Affiliated Group without first having offered in writing to deliver those books, records and files to the other member, and the other member shall have the right upon prior notice to inspect and to copy the same at any time during business hours for any proper purpose.

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         9.  Other Income and Franchise Taxes. The liability of Parent, Stellex
Microwave and Stellex Aerospace in respect of state, local and foreign income and franchise taxes that are computed pursuant to provisions applicable to affiliated, combined, unitary or other groups shall be determined and paid in a manner consistent with the local taxing jurisdiction and the intent and provisions of this Agreement. Calculation of the separate liability of Parent, Stellex Microwave and Stellex Aerospace for these other taxes shall conform to the appropriate state, local and foreign income and franchise tax provisions governing affiliated, combined, unitary or other groups.

         10. Entire Understanding. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and, effective as of the date hereof and for the taxable periods to which this Agreement applies, supersedes all other agreements. This Agreement shall allocate the tax liabilities of the Affiliated Group for the period January 1, 1997 through December 31, 1997, and all subsequent taxable years unless Parent, Stellex Microwave and Stellex Aerospace mutually agree to terminate this Agreement. Notwithstanding its termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the Agreement.

         12. Expenses. Parent, Stellex Microwave and Stellex Aerospace each shall bear any and all expenses that arise from its obligations under this Agreement.

         13. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which the notice is received.

                                    If to Parent:

                                    1430 Broadway, 13th Floor

                                    New York, New York 10018



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                                    If to Stellex Microwave

                                    Stellex Microwave Systems, Inc.
                                    Sanford Research Park
                                    3333 Hillview Avenue
                                    Palo Alto, CA  94304-1223

                                    If to Stellex Aerospace:

                                    21550 Oxnard Street, Suite 570
                                    Woodland Hills, CA 91367

         14. Resolution of Dispute. Any dispute between the parties with respect to this Agreement shall be resolved by a public accounting firm or a law firm reasonably satisfactory to Parent, Stellex Microwave and Stellex Aerospace or pursuant to an alternative dispute arrangement agreed to by the parties.

         15. Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective as to that jurisdiction to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         16. Controlling Law. This Agreement shall be governed by the laws of the State of New York.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                                 Stellex Industries, Inc.


                                                 By: /s/ William L. Remley
                                                     Its: President


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                                          TSMD Acquisition Corp.


                                          By: /s/ William L. Remley
                                              Its: President

                                          Stellex Microwave Systems, Inc.


                                          By: /s/ William L. Remley
                                              Its: Treasurer

                                          KII Holding Corp.


                                          By: /s/ William L. Remley
                                              Its: Treasurer


                                          KII Acquisition Corp.


                                          By: /s/ William L. Remley
                                              Its: Treasurer

                                          Stellex Aerospace


                                          By: /s/ William L. Remley
                                              Its: Assistant Treasurer


                                          Paragon Precision Products


                                          By: /s/ William L. Remley
                                              Its: Assistant Treasurer


                                          Bandy Machining International


                                          By: /s/ William L. Remley
                                              Its: Assistant Treasurer


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                                        Scanning Electron Analysis
                                          Laboratories, Inc.


                                        By: /s/ William L. Remley
                                            Its: Assistant Treasurer


                                        General Inspection Laboratories, Inc.


                                        By /s/ William L. Remley
                                           Its: Assistant Treasurer